Exhibit 5.1

[LETTERHEAD OF SHAW PITTMAN LLP]

November 19, 2003

ReGen Biologics, Inc.
1290 Bay Dale Drive, PMB 351
Arnold, MD 21012

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as special counsel to ReGen Biologics, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 3,753,411 shares of common stock, $.01 par value per share (the “Shares”), of the Company, issuable under the ReGen Biologics, Inc. Amended and Restated Employee Stock Option Plan (the “Plan”).

     We have examined the Amended and Restated Certificate of Incorporation, the Certificate of Amendment to the Certificate of Incorporation and the Certificate of Amendment of the Amended and Restated Certificate of Incorporation (collectively the “Certificate”) and the Amended and Restated Bylaws (the “Bylaws”) of the Company, each as amended and restated to date, the Plan, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified photostatic or facsimile copies and the authenticity of the original of such latter documents, and legal capacity of all natural persons.

     We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law Statute, reported judicial decisions interpreting such statute and applicable provisions of the Constitution of the State of Delaware and the federal laws of the United States of America.

November 19, 2003

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     It is understood that this opinion is to be used solely in connection with the offer and sale of Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or rules and regulations of the Commission.

Sincerely,

/s/ Shaw Pittman LLP

SHAW PITTMAN LLP